EXHIBIT 5.1a

              [LETTERHEAD OF PAYKIN GREENBLATT LESSER & KRIEG, LLP]

                                  January 20, 2006

Planetlink Communications, Inc.
1415 Bookhout Drive
Cumming, Georgia  30041

Ladies and Gentlemen:

      As special counsel for Planetlink Communications, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined Amendment 1 to the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about January 16, 2006 ("Amendment 1") covering the registration under the Securities Act of 1933, as amended, an aggregate of 280,000,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to the Company's 2005 Consultancy and Executive Stock and Option Plan.

      Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

      We hereby consent to the filing of this opinion as an exhibit to Amendment 1 to the Registration Statement.

                                            Very truly yours,

                              /s/ Paykin Greenblatt Lesser & Krieg, LLP